Exhibit 3.1

SIXTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PERRY ELLIS INTERNATIONAL, INC

Pursuant to the provisions of Section 607.1007 of the Florida Business Corporation Act (“FBCA”), the undersigned President and Chief Executive Officer of Perry Ellis International, Inc., a Florida corporation (the “Corporation”), does hereby execute, certify and submit for filing with the Florida Department of State these Sixth Amended and Restated Articles of Incorporation as follows:

FIRST: The Corporation is named Perry Ellis International, Inc. These Sixth Amended and Restated Articles of Incorporation amend, restate, and supersede in their entirety any and all prior Articles of Incorporation, as amended, of the Corporation (including without limitation any Articles of Amendment or Certificates of Designation thereto) filed with the State of Florida from the date of the Corporation’s original incorporation through the date hereof.

SECOND: These Sixth Amended and Restated Articles of Incorporation have been approved by the Board of Directors and shareholders of the Corporation in connection with the merger of the Company and GF Merger Sub, Inc., a Florida corporation, pursuant to a plan of merger under Section 607.1101 of the FBCA in the manner and by the vote required by the FBCA.

ARTICLE I - NAME

The name of the corporation is Perry Ellis International, Inc.

ARTICLE II - ADDRESS

The principal office and mailing address of the corporation is 4810 NW 74th Avenue, Miami, Florida 33166.

ARTICLE III – CAPITAL STOCK

The corporation is authorized to issue 10,000 shares of common stock, par value $0.01 per share.

ARTICLE IV – REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the corporation is 1200 South Pine Island Road, Plantation, Florida 33324 and the name of the registered agent of the corporation at such address is NRAI Services, Inc.

ARTICLE VI – INDEMNIFICATION

The corporation may insure and shall indemnify and shall advance expenses on behalf of its officers and directors and any persons serving at the request of the corporation as an officer, director, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent not prohibited by law in existence either now or hereafter.

IN WITNESS WHEREOF, the undersigned has caused these Sixth Amended and Restated Articles of Incorporation to be duly executed as of October 23, 2018.

PERRY ELLIS INTERNATIONAL, INC.

By:	/s/ Oscar Feldenkreis
	Name:	Oscar Feldenkreis
	Title:	President and Chief Executive Officer